                                                                      (d)(12)(i)

                                   SCHEDULE A

                               WITH RESPECT TO THE

                             SUB-ADVISORY AGREEMENT

                                     BETWEEN

                              ING INVESTMENTS, LLC

                                       AND

                        HANSBERGER GLOBAL INVESTORS, INC.

SERIES                                                    ANNUAL SUB-ADVISER FEE
------                                        ---------------------------------------------
                                              (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)
ING International Capital Appreciation Fund     0.45% of the first $500 million of assets;
                                              0.40% of the next $500 million of assets; and
                                                 0.35% of assets in excess of $1 billion